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                                                                     EXHIBIT 8.1

                           [KUTAK ROCK LLP LETTERHEAD]



                                  May 17, 2002


Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, MO  64108

         Re:      Certain Federal Income Tax Issues

Ladies and Gentlemen:


         We have acted as your tax counsel in connection with the offer and sale of your __% Series A Cumulative Redeemable Preferred Shares of beneficial interest, $0.01 par value (the "Preferred Shares") pursuant to a Registration Statement on Form S-3 (as amended and supplemented from time to time, the "Registration Statement"). You are a trust organized under the laws of the State of Maryland primarily for the purpose acquiring and leasing certain real estate.

         You have requested our opinion concerning certain federal income tax matters, including but not limited to, your continued characterization as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is based on various facts and assumptions concerning your business, operations and properties. In connection with rendering this opinion, you have delivered certain representations to us and, with your permission, we have relied upon such representations as set forth in that certain Officers' Certificate dated April 26, 2002.

         Based on such facts, assumptions and representations, it is our opinion that as of the date hereof you are organized in conformity with the requirements for qualification and taxation as a REIT and your proposed methods of operation will enable you to meet the requirements for qualification as a REIT for federal income tax purposes.

         This opinion is based in part on the Code, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations furnished to us by you may affect the conclusions stated herein. Moreover, your qualification and taxation as a REIT depend upon your ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Kutak Rock LLP. Accordingly, no assurance can be given that the actual results of your operations for any taxable year will satisfy such requirements.

         We consent to the reference to our firm under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and to the attachment of this opinion as an Exhibit to the Registration Statement. Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof.

                                              Very truly yours,
                                              KUTAK ROCK LLP


                                              /s/ Kutak Rock LLP
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